Exhibit 2










                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                         TRANSFINANCIAL HOLDINGS, INC.

                                      AND

                            COLA ACQUISITIONS, INC.

                                  DATED AS OF

                                OCTOBER 19, 1999






                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of this 19th day of October, 1999 by and between TransFinancial Holdings, Inc., a Delaware corporation (the "Company"), and COLA Acquisitions, Inc., a Kansas corporation

("COLA").


                                    RECITALS

     WHEREAS, the Board of Directors of the Company (the "Board of Directors")

formed a special committee comprised exclusively of independent directors of the Company (the "Special Committee") to consider and act upon a proposal received from three members of the Board of Directors, who include the Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer of the Company, to acquire all of the issued and outstanding shares of the Company not currently owned by them;

     WHEREAS, having received the advice of its financial and legal advisors, and following detailed negotiation of the terms of a transaction with COLA, the entity formed by the three members of the Board of Directors to conduct the acquisition, and following consideration and negotiation of proposals received from third parties to acquire some or all of the assets or outstanding shares of stock of the Company, the Special Committee has unanimously determined that the terms of the proposed acquisition of the Company by COLA, upon the terms and subject to the conditions hereinafter provided, are fair to and in the best interests of the Company and its stockholders (other than COLA and certain related parties);

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Kansas General Corporation Code (the"KGCC"), COLA will merge with and into the Company (the "Merger") pursuant to which certain outstanding shares of common stock of the Company, par value $0.01 per share (the "Common

Stock"), shall be converted into the right to receive $6.03 in cash per share of

Common Stock, as more fully set forth herein;

     WHEREAS, the Board of Directors, based on the unanimous recommendation of the Special Committee, has determined that the Merger is fair to and in the best interests of the Company and its stockholders (other than COLA and certain related parties) and has approved this Agreement, the Merger and the other transactions contemplated hereby and has recommended approval and adoption of this Agreement by the stockholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I
                                   THE MERGER

     1.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the KGCC, at the Effective Time (as defined in Article 1.2), COLA shall be merged with and into the Company. Following the Merger, the separate existence of COLA shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").


     1.2. Effective Time.  As soon as practicable after the satisfaction or, if permissible, the waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of

Delaware and by making any related filings required under the DGCL and the KGCC in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "Effective Time" or the

"Closing").


     1.3. Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof) and the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and COLA shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and COLA shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4. Certificate of Incorporation and By-laws.  Unless otherwise agreed by the Company and COLA prior to Closing, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated by the Certificate of Merger in the manner set forth on Exhibit A and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Certificate") until thereafter amended in accordance with the DGCL, and (b) the bylaws of COLA immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the Surviving Certificate and the DGCL.

     1.5.  Directors and Officers.  From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of COLA at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.



                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1. Conversion of Securities.  At the Effective Time, by virtue of the

Merger and without any action on the part of COLA, the Company or the holders of any of the Company's securities, the Company's securities shall be converted in accordance with the following provisions.

          2.1.1.    Public Shares.  Each share of the Common Stock, other than any shares of Common Stock to be converted or canceled pursuant to Article 2.1.2 or 2.1.3 and other than any Dissenting Shares (as defined in Article 2.5), issued and outstanding immediately prior to the Effective Time (the "Public

Shares") shall be converted into the right to receive $6.03 in cash, without interest (the "Merger Consideration").  At the Effective Time, each Public Share shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate evidencing any Public Share shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Article 2.2, an amount in cash per share equal to the Merger Consideration. The holders of certificates previously evidencing the Public Shares shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.

2.1.2.    TREASURY SHARES; COLA SHARES.  EACH SHARE OF CAPITAL STOCK OF THE

COMPANY (A) HELD IN THE TREASURY OF THE COMPANY OR BY ANY WHOLLY OWNED SUBSIDIARY OF THE COMPANY OR (B) OWNED BY COLA SHALL AUTOMATICALLY BE CANCELED, RETIRED AND CEASE TO EXIST WITHOUT ANY CONVERSION THEREOF AND NO PAYMENT SHALL BE MADE WITH RESPECT THERETO.


2.1.3.    CONVERSION OF EXCLUDED SHARES. THE SHARES OF COMMON STOCK LISTED ON

EXHIBIT B HERETO SHALL BE CONVERTED INTO AND BECOME SHARES OF STOCK OF THE

SURVIVING CORPORATION IN THE MANNER DESCRIBED IN EXHIBIT B AND THE CONVERTED

SHARES SHALL HAVE THE RIGHTS SET FORTH IN THE SURVIVING CERTIFICATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, COLA SHALL HAVE THE RIGHT, IN ITS SOLE DISCRETION, TO ALTER AND AMEND EXHIBIT B AT ANY TIME PRIOR TO

THE FILING OF A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION BY GIVING WRITTEN NOTICE OF SUCH AMENDMENT TO THE COMPANY BUT SHALL NOT INCREASE THE NUMBER OF SHARES LISTED ON EXHIBIT B BY MORE THAN 1,000 SHARES.

2.1.4.    CONVERSION OF SHARES OF COLA.  EACH SHARE OF CLASS A, CLASS B AND

CLASS C STOCK OF COLA OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME SHALL BE CONVERTED INTO AND BECOME ONE SHARE OF THE SAME CLASS OF STOCK OF THE SURVIVING CORPORATION WITH THE RIGHTS SET FORTH IN THE SURVIVING CERTIFICATE.
2.1.5     CAPITAL STOCK OF SURVIVING CORPORATION.  THE SHARES OF STOCK RESULTING

FROM CONVERSION UNDER ARTICLES 2.1.3 AND 2.1.4 SHALL CONSTITUTE THE ONLY OUTSTANDING SHARES OF CAPITAL STOCK OF THE SURVIVING CORPORATION.


     2.2. Exchange of Certificates and Cash.


          2.2.1.    Exchange Agent.  On or before the Effective Time, COLA shall enter into an agreement providing for the matters set forth in this Article 2.2 (the "Exchange Agent Agreement") with a bank or trust company selected by COLA and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Exchange Agent to act as Exchange Agent in connection with the Merger. Immediately prior to the Effective Time, COLA shall deposit or shall cause to be deposited with or for the account of the Exchange Agent, for the benefit of the holders of Public Shares, an amount in cash equal to the Merger Consideration payable pursuant to Article 2.1.1 (such cash funds are hereafter referred to as the "Exchange Fund"). The Exchange Agent shall invest the Exchange Fund as COLA directs, provided that investments shall be made only in obligations of or guaranteed by the United States of America or in certificates of deposit or banker's acceptances of commercial banks with capital in excess of $100 million.

          2.2.2.    Exchange Procedures.  As soon as reasonably practicable

after the Effective Time, but in any event within five (5) Business Days thereafter, COLA will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Public Shares (the "Certificates"), (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as COLA may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by COLA, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal

Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Public Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. The signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation's satisfaction that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents.
Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Article 2.2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each Public Share formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

          2.2.3.    Termination of Exchange Fund.  Any portion of the Exchange

Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock for one year following the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holders of Public Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

          2.2.4.    No Liability.  None of COLA, the Surviving Corporation or

the Company shall be liable to any holder of Public Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.2.5.    Withholding Rights.  COLA, the Surviving Corporation and the

Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Public Shares such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law; provided, however, that COLA or the Surviving Corporation, as the case may be, shall promptly pay any amounts deducted or withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall provide to any holder of Public Shares affected by such withholding promptly upon written request proof of such payment and a copy of all tax returns and reports relevant thereto. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

          2.2.6.    Lost, Stolen or Destroyed Certificates.  In the event any

Certificates evidencing Public Shares shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against COLA or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

     2.3. Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. Any Certificates evidencing the Public Shares presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be exchanged for the Merger Consideration pursuant to the terms hereof.

     2.4. Stock Options.


2.4.1.    CANCELLATION.  SUBJECT TO ARTICLES 2.4.3, 2.4.4 AND 2.4.5 AND THE

TERMS OF SUCH OPTION, EACH OPTION (AS DEFINED IN ARTICLE 3.3) WHICH IS OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME, WHETHER OR NOT THEN EXERCISABLE, SHALL BE CANCELED AS OF THE EFFECTIVE TIME. EACH HOLDER OF SUCH CANCELED OPTIONS SHALL BE PAID BY THE SURVIVING CORPORATION AS SOON AS PRACTICABLE, BUT IN ANY EVENT WITHIN THIRTY DAYS AFTER THE EFFECTIVE TIME, FOR EACH SUCH OPTION, AN AMOUNT DETERMINED AS FOLLOWS: (A) FOR EACH OPTION WITH AN EXERCISE PRICE BELOW $6.03 PER SHARE, AN AMOUNT EQUAL TO (I) THE EXCESS, IF ANY, OF THE MERGER CONSIDERATION OVER THE APPLICABLE EXERCISE PRICE PER SHARE OF SUCH OPTION MULTIPLIED BY (II) THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF SUCH OPTION, AND (B) FOR EACH OPTION WITH AN EXERCISE PRICE AT OR ABOVE $6.03, TWENTY CENTS ($0.20) MULTIPLIED BY THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF SUCH OPTION, IN EACH CASE SUBJECT TO ANY REQUIRED WITHHOLDING OF TAXES.


2.4.2     TERMINATION.  ALL COMPANY OPTION PLANS (AS DEFINED IN ARTICLE 3.3)

SHALL TERMINATE AS OF THE EFFECTIVE TIME AND THE COMPANY SHALL USE ITS COMMERCIALLY REASONABLE EFFORTS TO ENSURE THAT FOLLOWING THE EFFECTIVE TIME NO HOLDER OF AN OPTION OR ANY PARTICIPANT IN A COMPANY OPTION PLAN SHALL HAVE ANY RIGHT THEREUNDER TO ACQUIRE ANY CAPITAL STOCK OF THE COMPANY OR THE SURVIVING CORPORATION.

2.4.3.    CONSENTS.  PRIOR TO THE EFFECTIVE TIME, THE COMPANY SHALL USE ITS

COMMERCIALLY REASONABLE EFFORTS TO (A) OBTAIN ALL CONSENTS FROM HOLDERS OF OPTIONS AND (B) MAKE ANY AMENDMENTS TO THE TERMS OF THE COMPANY OPTION PLANS AND ANY OPTIONS GRANTED THEREUNDER THAT ARE NECESSARY OR APPROPRIATE TO GIVE EFFECT TO THE TRANSACTIONS CONTEMPLATED BY THIS ARTICLE 2.4.

2.4.4.    OTHER ARRANGEMENTS.  IN LIEU OF THE CANCELLATION OF OPTIONS REFERRED

TO IN THIS ARTICLE 2.4, PRIOR TO THE EFFECTIVE TIME, THE COMPANY MAY ENTER INTO MUTUALLY ACCEPTABLE ARRANGEMENTS WITH ANY HOLDER OF OPTIONS PROVIDING THAT SUCH HOLDER'S OPTIONS WILL BE TREATED IN A MANNER OTHER THAN AS PROVIDED IN ARTICLE 2.4.1.


2.4.5     PAYMENTS.  ALL PAYMENTS TO HOLDERS OF OPTIONS MADE PURSUANT TO THIS

ARTICLE 2.4 SHALL BE CONTINGENT UPON CONSUMMATION OF THE MERGER AND WILL BE SUBJECT TO THE WITHHOLDING OF SUCH AMOUNTS AS THE SURVIVING CORPORATION IS REQUIRED TO DEDUCT AND WITHHOLD WITH RESPECT TO THE MAKING OF SUCH PAYMENT UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PROVISION OF STATE, LOCAL OR FOREIGN TAX LAW.

     2.5. Dissenting Shares.


2.5.1.    GENERALLY.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO

THE CONTRARY, SHARES THAT ARE OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME AND WHICH ARE HELD BY STOCKHOLDERS (A) WHO SHALL NOT HAVE VOTED IN FAVOR OF ADOPTION OF THIS AGREEMENT AND (B) WHO SHALL BE ENTITLED TO AND SHALL HAVE PROPERLY DEMANDED IN WRITING AN APPRAISAL OF SUCH SHARES IN ACCORDANCE WITH
SECTION 262 OF THE DGCL ("DISSENTING SHARES"), SHALL NOT BE CONVERTED INTO OR

REPRESENT THE RIGHT TO RECEIVE THE MERGER CONSIDERATION UNLESS SUCH STOCKHOLDERS FAIL TO PERFECT, WITHDRAW OR OTHERWISE LOSE THEIR RIGHT TO APPRAISAL. SUCH STOCKHOLDERS SHALL BE ENTITLED TO RECEIVE PAYMENT OF THE APPRAISED VALUE OF SUCH DISSENTING SHARES IN ACCORDANCE WITH THE PROVISIONS OF THE DGCL. IF, AFTER THE EFFECTIVE TIME, ANY SUCH STOCKHOLDER FAILS TO PERFECT, WITHDRAWS OR LOSES ITS RIGHT TO APPRAISAL, SUCH SHARES SHALL BE TREATED AS IF THEY HAD BEEN CONVERTED AS OF THE EFFECTIVE TIME INTO A RIGHT TO RECEIVE THE MERGER CONSIDERATION, WITHOUT INTEREST THEREON, UPON SURRENDER OF THE CERTIFICATE OR CERTIFICATES THAT FORMERLY EVIDENCED SUCH SHARES IN THE MANNER SET FORTH IN ARTICLE 2.2.

2.5.2.    NOTICE OF DEMANDS.  THE COMPANY SHALL GIVE COLA PROMPT NOTICE OF ANY

DEMANDS FOR APPRAISAL RECEIVED BY IT, WITHDRAWALS OF SUCH DEMANDS, AND ANY OTHER INSTRUMENTS SERVED PURSUANT TO THE DGCL AND RECEIVED BY THE COMPANY. COLA SHALL DIRECT ALL NEGOTIATIONS AND PROCEEDINGS WITH RESPECT TO DEMANDS FOR APPRAISAL UNDER THE DGCL. THE COMPANY SHALL NOT, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF COLA, WHICH SHALL NOT BE UNREASONABLY WITHHELD, MAKE ANY PAYMENT WITH RESPECT TO ANY DEMANDS FOR APPRAISAL, OR OFFER TO SETTLE, OR SETTLE, ANY SUCH DEMANDS.
                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to COLA as follows:

     3.1. Organization and Qualifications.  The Company and each subsidiary of the Company (a "Company Subsidiary") is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse

Effect").


     3.2. Certificate of Incorporation and Bylaws.  COLA has been given access by the Company to a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

     3.3. Capitalization.  The authorized capital stock of the Company consists of 13,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of September 30, 1999:

(a) 3,252,115 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (b) no shares of Preferred Stock were issued and outstanding; (c) 421,450 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "Options") granted pursuant to the Company's 1992 Incentive Stock Plan and 1998 Long-Term Incentive Plan (collectively, the "Company Option Plans"); (d) 4,345,561 shares of Common

Stock and no shares of Preferred Stock were held in the treasury of the Company;
(e) 23,860 shares of Common Stock are subject to issuance as deferred compensation to Timothy P. O'Neil (f) no Company Subsidiary owns any shares of the Company's capital stock; and (g) there are no securities of any Company Subsidiary outstanding which are convertible into or exercisable or exchangeable for capital stock of the Company. Except as set forth above, and except pursuant to the First Amended and Restated Rights Agreement dated March 4, 1999 by and between the Company and U.M.B. Bank n.a., no shares of capital stock or other securities of the Company have been issued, are reserved for issuance or are outstanding. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

     3.4. Subsidiaries.  The Company owns, directly or indirectly, all of the outstanding shares of capital stock of, or other equity interest in, each Company Subsidiary. Except as set forth in Exhibit C, all outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Exhibit C sets forth for each Company

Subsidiary: (a) its authorized capital stock or share capital, (b) the number of issued and outstanding shares of stock or share capital, and (c) the holder or holders of such shares. Except for the Company's interest in each Company Subsidiary or as set forth in Exhibit C, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     3.5. Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the "Company Stockholder Approval"), and the filing and recordation of appropriate merger documents as required by, and in accordance with, the KGCC and the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by COLA, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

     3.6. No Conflict; Required Filings and Consents.
3.6.1.    CONFLICTS.  EXCEPT AS SET FORTH IN EXHIBIT D, THE EXECUTION AND

DELIVERY OF THIS AGREEMENT BY THE COMPANY DO NOT, AND THE PERFORMANCE OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY WILL NOT,
(A) CONFLICT WITH OR VIOLATE THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, OR ITS BY-LAWS, OR THE CERTIFICATE OF INCORPORATION, BY-LAWS OR OTHER EQUIVALENT ORGANIZATIONAL DOCUMENTS OF ANY COMPANY SUBSIDIARY, (B) CONFLICT WITH OR VIOLATE ANY LAW, RULE, REGULATION, ORDER, JUDGMENT OR DECREE APPLICABLE TO THE COMPANY OR ANY COMPANY SUBSIDIARY OR BY WHICH ANY PROPERTY OR ASSET OF THE COMPANY OR ANY COMPANY SUBSIDIARY IS BOUND OR AFFECTED, OR (C) RESULT IN ANY BREACH OF OR CONSTITUTE A DEFAULT (OR AN EVENT WHICH, WITH NOTICE, LAPSE OF TIME OR BOTH, WOULD BECOME A DEFAULT) UNDER, RESULT IN THE LOSS OF A MATERIAL BENEFIT UNDER OR GIVE TO OTHERS ANY RIGHT OF TERMINATION, AMENDMENT, ACCELERATION, INCREASED PAYMENTS OR CANCELLATION OF, OR RESULT IN THE CREATION OF A LIEN OR OTHER ENCUMBRANCE ON ANY PROPERTIES OR ASSETS OF THE COMPANY PURSUANT TO, ANY NOTE, BOND, MORTGAGE, INDENTURE, CONTRACT, AGREEMENT, LEASE, LICENSE, PERMIT, FRANCHISE OR ANY OTHER INSTRUMENT OR OBLIGATION TO WHICH COMPANY IS A PARTY OR BY WHICH COMPANY OR ANY OF ITS PROPERTIES OR ASSETS IS BOUND OR AFFECTED, EXCEPT, IN THE CASE OF CLAUSES (B) AND (C), FOR ANY SUCH CONFLICTS, VIOLATIONS, BREACHES, DEFAULTS OR OTHER OCCURRENCES WHICH (X) WOULD NOT PREVENT OR DELAY CONSUMMATION OF THE MERGER IN ANY MATERIAL RESPECT OR OTHERWISE PREVENT THE COMPANY FROM PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT IN ANY MATERIAL RESPECT, AND (Y) WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, HAVE A COMPANY MATERIAL ADVERSE EFFECT.

          3.6.2.    Required Filings, Consents, etc.   The execution and

delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (a) for (i) any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended

(the "Securities Act"), (ii) the filing and recordation of appropriate merger and similar documents as required by the DGCL and the KGCC, and (iii) filings under the rules and regulations of the American Stock Exchange, Inc., and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (ii) would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.7. Opinion of Financial Advisor.  The Company represents that William

Blair & Company, L.L.C. (the "Financial Advisor") has delivered to the Special

Committee and to the Board of Directors its written opinion, as of the date hereof, subject to the qualifications and limitations stated therein, to the effect that the consideration to be received by the holders of the Shares (other than Shares held by COLA and the Excluded Shares) pursuant to the Merger is fair to such holders of Shares from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor, the inclusion of the fairness opinion (or a reference thereto) in the Proxy Statement (as defined in Article 6.2.1) and the
Schedule 13E-3 (as defined in Article 6.2.3) on the terms of the engagement letter between the Company and the Financial Advisor dated July 15, 1999.

     3.8. Board Approval.  The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, at a meeting duly called and held and at which a quorum was present and voting, unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than COLA and the holders of the Excluded Shares),
(b) approved this Agreement, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend approval and adoption of this Agreement by the Company's stockholders.

     3.9. Brokers.  No broker, finder or investment banker (other than the

Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF COLA

     COLA hereby represents and warrants to the Company as follows:

     4.1. Organization and Qualification.  COLA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. COLA is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of COLA and its subsidiaries, taken as a whole ("COLA Material Adverse Effect") and would not prevent COLA from consummating the transactions contemplated hereby.

     4.2. Authority Relative to This Agreement.  COLA has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by COLA and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of COLA and no other corporate proceedings on the part of COLA are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of appropriate merger documents as required by the KGCC and the DGCL). This Agreement has been duly and validly executed and delivered by COLA and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of COLA, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

     4.3. No Conflict; Required Filings and Consents.


4.3.1.    CONFLICTS.  THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY COLA DO

NOT, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY WILL NOT, (A) CONFLICT WITH OR VIOLATE THE CERTIFICATE OF INCORPORATION OR BY-LAWS OF COLA, OR
(B) CONFLICT WITH OR VIOLATE ANY LAW, RULE, REGULATION, ORDER, JUDGMENT OR DECREE APPLICABLE TO COLA OR BY WHICH ANY OF ITS PROPERTIES OR ASSETS ARE BOUND OR AFFECTED, EXCEPT IN THE CASE OF CLAUSES (B), FOR ANY SUCH CONFLICTS, VIOLATIONS, BREACHES, DEFAULTS OR OTHER OCCURRENCES WHICH (X) WOULD NOT PREVENT OR DELAY CONSUMMATION OF THE MERGER IN ANY MATERIAL RESPECT OR OTHERWISE PREVENT COLA FROM PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT IN ANY MATERIAL RESPECT, OR (Y) WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, HAVE A COLA MATERIAL ADVERSE EFFECT.

          4.3.2.    Required Filings, Consents, etc.   The execution and

delivery of this Agreement by COLA do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by COLA will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for
(i) any applicable requirements, if any, of the Exchange Act, the Securities Act, and (ii) filing and recordation of appropriate merger and similar documents as required by the KGCC and the DGCL and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or delay consummation of the Merger in any material respect or otherwise prevent COLA from performing its obligations under this Agreement in any material respect, or (y) would not, individually or in the aggregate, have a COLA Material Adverse Effect.

     4.4. Financing.  COLA has received and accepted a written commitment from

LaSalle Bank, n.a. (the "Bank") for the provision of a senior credit facility or facilities for the transactions contemplated hereby in an amount of up to $38 million (with $10 million of such commitment to be provided by Bankers Trust). The aggregate amount of the financing (the "Financing") contemplated by the commitment (the "Commitment") will be sufficient to consummate the Merger.  COLA has provided true and correct copies of the Commitment to the Company prior to the date hereof, and will provide copies of any material amendments or modifications thereto. To the knowledge of COLA, there exists no condition with respect to COLA or the Company as of the date of this Agreement that would materially adversely affect the ability of COLA to satisfy in all respects the conditions set forth in the Commitment.

     4.5. Solvency.  COLA has no reason to believe that the Financing to be provided to COLA to effect the Merger will cause (a) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities and identified contingent liabilities, (b) the fair salable value of the Surviving Corporation's assets to be less than the amount that will be required to pay its probable liabilities and its existing debts as they mature, (c) the Surviving Corporation not to be able to pay its existing debts as they mature or (d) the Surviving Corporation to have an unreasonably small amount of capital with which to engage in its business.


     4.6. No Knowledge of Breach.  As of the date hereof, COLA is not aware of any fact that causes any representation or warranty of the Company made in this Agreement to be false or misleading.


     4.7. Hart-Scott-Rodino.  Capitalized terms used in this Article 4.7 but not otherwise defined herein are used as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). Financial information described in this Article 4.7 is to be determined in accordance with the HSR Act. As of the date hereof and the date of Closing, (a) the annual net sales of the Person within which COLA is included under the HSR Act, determined in accordance with the HSR Act, for the most recent fiscal year were less than $10,000,000 and (b) the total assets of such Person were less than $10,000,000.

     4.8. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of COLA.

     4.9. Ownership of Company Stock.  As of the date of this Agreement, 122,200

Shares have been contributed as capital to COLA. Prior to the date of this Agreement, COLA has provided the Company with true and accurate copies of documents showing the contribution of such shares to COLA. Prior to the execution of this Agreement, COLA has provided the Company with a true and accurate copy of the letter agreement among Timothy P. O'Neil, Roy R. Laborde, William D. Cox, and COLA, a copy of which is attached as Exhibit E, in which (a) Mr. Laborde has agreed to contribute 154,650 Shares to COLA at such time as those shares are no longer pledged as collateral for personal indebtedness, which will be no later than November 30, 1999, and (b) COLA and Messrs. O'Neil, Laborde and Cox have agreed to vote all Shares held by them (other than Excluded Shares) in favor of the Merger.


                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1. Conduct of Business by the Company Pending the Merger.  The Company

covenants and agrees that, between the date of this Agreement and the Effective Time, unless COLA shall have consented (such consent to be given or withheld within its sole discretion), neither the Company nor any Company Subsidiary shall:

     (a) conduct its business in any manner other than in the ordinary course of business consistent with past practice;

     (b)  amend or propose to amend its certificate of incorporation or by-laws;

     (c) authorize for issuance, issue, grant, sell, pledge, redeem or acquire for value any of its or their securities, including options, warrants, commitments, stock appreciation rights, subscriptions, or other rights to purchase securities; provided, however, that shares of Common Stock earned as

Performance Shares by employees of the Company and Company Subsidiaries pursuant to the Company's 1998 Long-Term Incentive Plan may be issued upon such employees' satisfaction of performance criteria that (i) have been adopted by the Board of Directors prior to the date of this Agreement or (ii) are subsequently approved by COLA; and provided, further, that the Company may issue securities pursuant to the exercise of options, warrants, commitments, subscriptions, or other rights to purchase securities outstanding on the date hereof;

     (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or other equity interests, or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

     (e) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

     (f) take any action that would, or could reasonably be expected to result in, any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, except as provided in Articles 6.4 and 8.1 hereof; or

     (g) authorize any of, or commit or agree to take any of, the foregoing actions.


                                   ARTICLE VI
                              ADDITIONAL COVENANTS

     6.1. Access to Information; Confidentiality.  From the date hereof to the

Effective Time, the Company shall (and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and each of the Company Subsidiaries to) afford the officers, employees and agents of COLA (the "COLA Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such COLA Representatives with all financial, operating and other data and information as may from time to time be reasonably requested.
     6.2. Proxy Statement; Schedule 13E-3.

          6.2.1.    Proxy Statement.  As soon as practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement, in form and substance approved by COLA (such approval not to be unreasonably withheld), relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). COLA shall furnish to the Company such information concerning itself as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Proxy Statement will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by COLA for inclusion in the Proxy Statement. The Proxy Statement shall include the opinion of the Financial Advisor referred to in Article 3.7 hereof. The Company will use its commercially reasonable best efforts to respond to the comments of the SEC concerning the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information, and will supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger.
6.2.2.    INFORMATION.  THE INFORMATION PROVIDED BY EACH OF THE COMPANY AND COLA

FOR USE IN THE PROXY STATEMENT SHALL NOT, AT (A) THE TIME THE PROXY STATEMENT (OR ANY AMENDMENT THEREOF OR SUPPLEMENT THERETO) IS FIRST MAILED TO THE STOCKHOLDERS OF THE COMPANY OR (B) THE TIME OF THE COMPANY STOCKHOLDERS' MEETING CONTEMPLATED BY SUCH PROXY STATEMENT, CONTAIN ANY UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE ANY MATERIAL FACT REQUIRED TO BE STATED THEREIN OR NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN NOT MISLEADING. IF AT ANY TIME PRIOR TO THE EFFECTIVE TIME ANY EVENT OR CIRCUMSTANCE RELATING TO ANY PARTY HERETO, OR THEIR RESPECTIVE OFFICERS OR DIRECTORS, SHOULD BE DISCOVERED BY SUCH PARTY WHICH SHOULD BE SET FORTH IN AN AMENDMENT OR A SUPPLEMENT TO THE PROXY STATEMENT, SUCH PARTY SHALL PROMPTLY INFORM THE COMPANY AND COLA THEREOF AND TAKE APPROPRIATE ACTION IN RESPECT THEREOF.

6.2.3.    SCHEDULE 13E-3.  AS SOON AS PRACTICABLE AFTER THE DATE OF THIS

AGREEMENT, COLA AND THE COMPANY SHALL FILE WITH THE SEC A RULE 13E-3 TRANSACTION STATEMENT ON SCHEDULE 13E-3 (THE "SCHEDULE 13E-3"), WITH RESPECT TO THE MERGER.

EACH OF THE PARTIES HERETO AGREES TO USE ITS REASONABLE BEST EFFORTS TO COOPERATE AND TO PROVIDE EACH OTHER WITH SUCH INFORMATION AS ANY OF SUCH PARTIES MAY REASONABLY REQUEST IN CONNECTION WITH THE PREPARATION OF THE SCHEDULE 13E-3. THE INFORMATION PROVIDED BY EACH OF THE COMPANY AND COLA FOR USE IN THE SCHEDULE 13E-3 SHALL NOT, AT THE TIME THE SCHEDULE 13E-3 IS FILED WITH THE SEC, CONTAIN ANY UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE ANY MATERIAL FACT REQUIRED TO BE STATED THEREIN OR NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN NOT MISLEADING. EACH PARTY HERETO AGREES PROMPTLY TO SUPPLEMENT, UPDATE AND CORRECT ANY INFORMATION PROVIDED BY IT FOR USE IN THE SCHEDULE 13E-3 IF AND TO THE EXTENT THAT IT IS OR SHALL HAVE BECOME INCOMPLETE, FALSE OR MISLEADING. EACH PARTY AGREES TO PROVIDE THE OTHER PARTY AND THE OTHER PARTY'S COUNSEL WITH ANY COMMENTS SUCH PARTY OR ITS COUNSEL MAY RECEIVE FROM THE SEC OR ITS STAFF WITH RESPECT TO THE SCHEDULE 13E-3 PROMPTLY AFTER THE RECEIPT OF SUCH COMMENTS AND OF ANY REQUEST BY THE SEC FOR AMENDMENTS OR SUPPLEMENTS TO THE SCHEDULE 13E-3 OR FOR ADDITIONAL INFORMATION, AND WILL SUPPLY THE OTHER PARTIES WITH COPIES OF ALL CORRESPONDENCE BETWEEN SUCH PARTY OR ITS REPRESENTATIVES, ON THE ONE HAND, AND THE SEC OR MEMBERS OF ITS STAFF, ON THE OTHER HAND, WITH RESPECT TO THE SCHEDULE 13E-3.

     6.3. Action by Stockholders.  The Company, acting through its Board of

Directors, shall, in accordance with applicable law, the Company Charter and the Company's bylaws, duly call, give notice of, convene and hold a special meeting of stockholders (the "Company Stockholders' Meeting") as soon as practicable after the date of this Agreement for the purpose of adopting this Agreement.
The Company will, through the Board of Directors based on the recommendation of the Special Committee, (a) recommend to its stockholders the adoption of this Agreement, and (b) use its best efforts to obtain the Company Stockholder Approval. COLA shall vote all shares of Common Stock owned by it in favor of the adoption of this Agreement.

     6.4. Acquisition Proposals.  From and after the date hereof, the Company will not, and will not authorize or permit any of its officers, directors, employees or agents (its "Representatives"), directly or indirectly, to solicit,

initiate or knowingly encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however that notwithstanding any other provision hereof: (a) the

Special Committee may at any time prior to the receipt of Company Stockholder Approval, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (i) (A) the third party has first made an Acquisition Proposal that is more favorable to the Company and its stockholders (other than COLA and holders of the Excluded Shares) than the transactions contemplated by this Agreement and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the Special Committee after consultation with its financial advisors) and (B) the Special Committee shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel (who may be the Company's regularly engaged independent counsel) that such action is necessary for the Special Committee to act in a manner consistent with its fiduciary duties under applicable law and
(ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company (A) provides three Business Days' prior written notice to COLA to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (B) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (b) the Special Committee may withdraw or modify its recommendation referred to in Article 6.3 following receipt of a bona fide unsolicited Acquisition Proposal from a third party if (i) the Special Committee, after consultation with and receipt of advice from the Financial Advisor or another nationally recognized investment banking firm, determines in good faith in the exercise of its fiduciary obligations under applicable law that the Acquisition Proposal is more favorable to the Company and its stockholders (other than COLA and holders of the Excluded Shares) than the transactions contemplated by this Agreement and (ii) the Special Committee, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Special Committee to comply with its fiduciary obligations under applicable law and/or (c) the Board of Directors, upon the recommendation of the Special Committee, may comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or take any other required action (including, without limitation, the making of such public disclosures as may be necessary or advisable under applicable securities laws) and provided further, that, in the event of an exercise of the Company's or its Board of Director's or the Special Committee's rights under clause (a), (b) or
(c) above, notwithstanding anything contained in this Agreement to the contrary, such action shall not constitute a breach of this Agreement by the Company but shall only give rise to the rights specified in Article 8.3 to the extent provided therein. As of the date of this Agreement, the Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company with respect to the foregoing. The Company shall notify COLA orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identify of the person making it), within 24 hours of the receipt thereof, shall keep COLA informed of the status and details of any such inquiry, offer or proposal, and shall give COLA three Business Days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "Acquisition

Proposal" means any proposal or offer to acquire, directly or indirectly, in one transaction or a series of related transactions, twenty percent (20%) or more of the outstanding shares of the Company's Common Stock (whether by purchase, merger, consolidation, share exchange, business combination or other similar transaction) or twenty percent (20%) or more of the dollar value of the assets of the Company.

     6.5. Directors' and Officers' Insurance and Indemnification.


6.5.1.    GENERALLY. IT IS UNDERSTOOD AND AGREED THAT THE COMPANY SHALL, TO THE

FULLEST EXTENT PERMITTED UNDER DELAWARE LAW AND REGARDLESS OF WHETHER THE MERGER BECOMES EFFECTIVE, AND THE SURVIVING CORPORATION SHALL, FROM AND AFTER THE EFFECTIVE TIME, TO THE FULLEST EXTENT PERMITTED UNDER DELAWARE LAW, INDEMNIFY, DEFEND AND HOLD HARMLESS ANY PERSON WHO IS NOW, OR HAS BEEN AT ANY TIME PRIOR TO THE DATE HEREOF, OR WHO BECOMES PRIOR TO THE EFFECTIVE TIME, AN OFFICER OR DIRECTOR (THE "INDEMNIFIED PARTY") OF THE COMPANY OR ANY OF ITS SUBSIDIARIES

AGAINST ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND EXPENSES), JUDGMENTS, FINES, LOSSES, AND AMOUNTS PAID IN SETTLEMENT, WITH THE WRITTEN APPROVAL OF THE SURVIVING CORPORATION (WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD), IN CONNECTION WITH ANY THREATENED, PENDING OR COMPLETED ACTION, SUIT, CLAIM, PROCEEDING OR INVESTIGATION (EACH A "CLAIM") TO THE EXTENT THAT ANY SUCH CLAIM IS BASED ON, OR ARISES OUT OF, (A)

THE FACT THAT SUCH PERSON IS OR WAS A DIRECTOR, OFFICER, EMPLOYEE, FIDUCIARY OR AGENT OF THE COMPANY OR ANY SUBSIDIARIES OR IS OR WAS SERVING AT THE REQUEST OF THE COMPANY OR ANY OF ITS SUBSIDIARIES AS A DIRECTOR, OFFICER, EMPLOYEE, FIDUCIARY OR AGENT OF ANOTHER CORPORATION, PARTNERSHIP, JOINT VENTURE, TRUST OR OTHER ENTERPRISE, OR (B) THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE TO THE EXTENT THAT ANY SUCH CLAIM PERTAINS TO ANY MATTER OR FACT ARISING, EXISTING, OR OCCURRING PRIOR TO OR AT THE EFFECTIVE TIME, REGARDLESS OF WHETHER SUCH CLAIM IS ASSERTED OR CLAIMED PRIOR TO, AT OR AFTER THE EFFECTIVE TIME, AND IN THE EVENT ANY INDEMNIFIED PARTY BECOMES INVOLVED IN ANY CAPACITY IN ANY CLAIM, THE COMPANY OR THE SURVIVING CORPORATION, AS APPLICABLE, SHALL ADVANCE EXPENSES TO SUCH INDEMNIFIED PARTY IN ADVANCE OF THE FINAL DISPOSITION THEREOF UPON RECEIPT OF THE UNDERTAKING SPECIFIED IN SECTION 145 OF THE DGCL, INCLUDING PAYMENT OF THE REASONABLE FEES AND EXPENSES OF COUNSEL SELECTED BY THE INDEMNIFIED PARTY, PROMPTLY AS STATEMENTS THEREFOR ARE RECEIVED. ANY DETERMINATION REQUIRED TO BE MADE WITH RESPECT TO WHETHER AN INDEMNIFIED PARTY'S CONDUCT COMPLIES WITH THE STANDARDS SET FORTH UNDER DELAWARE LAW, THE CERTIFICATE OF INCORPORATION, THE BY-LAWS, THIS AGREEMENT OR ANY INDEMNIFICATION AGREEMENT, AS THE CASE MAY BE, SHALL BE MADE BY INDEPENDENT COUNSEL MUTUALLY ACCEPTABLE TO THE SURVIVING CORPORATION AND THE INDEMNIFIED PARTY.

6.5.2.    CONTINUATION OF RIGHTS. THE CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE COMPANY OR THE SURVIVING CORPORATION, AS THE CASE MAY BE, SHALL NOT BE AMENDED, REPEALED OR OTHERWISE MODIFIED FOR A PERIOD FROM THE DATE HEREOF UNTIL SIX YEARS AFTER THE EFFECTIVE TIME IN ANY MANNER THAT WOULD ADVERSELY AFFECT THE RIGHTS THEREUNDER OF INDIVIDUALS WHO AS OF THE DATE HEREOF ARE OR WERE DIRECTORS, OFFICERS, EMPLOYEES, FIDUCIARIES OR AGENTS OF THE COMPANY AND ITS SUBSIDIARIES OR OTHERWISE ENTITLED TO INDEMNIFICATION, ADVANCEMENT OF EXPENSES OR EXCULPATION FROM LIABILITY UNDER THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS OR INDEMNIFICATION AGREEMENTS; PROVIDED THAT IN THE EVENT ANY CLAIM IS ASSERTED OR MADE WITHIN SUCH SIX YEAR PERIOD, SUCH PROVISIONS SHALL NOT BE SO AMENDED, REPEALED OR OTHERWISE MODIFIED UNTIL THE LATER OF THE END OF SUCH SIX-YEAR PERIOD OR THE DISPOSITION OF THE CLAIM.
6.5.3.    INSURANCE.  AT OR PRIOR TO THE EFFECTIVE TIME, COLA, THE COMPANY OR

THE SURVIVING CORPORATION SHALL OBTAIN A FULLY-PAID OFFICERS' AND DIRECTORS' LIABILITY INSURANCE POLICY COVERING THE INDEMNIFIED PARTIES WHO ARE CURRENTLY COVERED BY THE COMPANY'S OFFICERS' AND DIRECTORS' LIABILITY INSURANCE POLICY FOR A TERM OF SIX YEARS AFTER THE EFFECTIVE TIME IN THE AMOUNT OF $10 MILLION AND ON SUCH OTHER TERMS AS ARE NOT MATERIALLY LESS FAVORABLE TO THE OFFICERS AND DIRECTORS THAN THOSE IN EFFECT ON THE DATE HEREOF.

6.5.4.    AGREEMENT BINDING.  THIS ARTICLE 6.5 IS INTENDED TO BE FOR THE BENEFIT

OF, AND SHALL BE ENFORCEABLE BY, THE INDEMNIFIED PARTIES, THEIR HEIRS AND PERSONAL REPRESENTATIVES, AND SHALL BE BINDING ON THE SURVIVING CORPORATION AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS. IF THE SURVIVING CORPORATION OR ANY OF ITS SUCCESSORS OR ASSIGNS (I) CONSOLIDATES WITH OR MERGES INTO ANY OTHER PERSON AND SHALL NOT BE THE CONTINUING OR SURVIVING CORPORATION OR ENTITY OF SUCH CONSOLIDATION OR MERGER OR (II) TRANSFERS ALL OR SUBSTANTIALLY ALL OF ITS PROPERTIES AND ASSETS TO ANY PERSON, THEN AND IN EACH SUCH CASE, PROPER PROVISION SHALL BE MADE SO THAT THE SUCCESSORS AND ASSIGNS OF THE SURVIVING CORPORATION ASSUME THE OBLIGATIONS SET FORTH IN THIS ARTICLE 6.5.

     6.6. Best Efforts; Further Action.


6.6.1.    BEST EFFORTS.  UPON THE TERMS AND SUBJECT TO THE CONDITIONS HEREOF,

INCLUDING WITHOUT LIMITATION ARTICLE 6.4, EACH OF THE PARTIES HERETO SHALL USE ITS REASONABLE BEST EFFORTS TO TAKE, OR CAUSE TO BE TAKEN, ALL APPROPRIATE ACTION, AND TO DO, OR CAUSE TO BE DONE, ALL THINGS NECESSARY, PROPER OR ADVISABLE UNDER APPLICABLE LAWS AND REGULATIONS OR OTHERWISE TO CONSUMMATE AND MAKE EFFECTIVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, USING ITS REASONABLE BEST EFFORTS TO OBTAIN ALL LICENSES, PERMITS, WAIVERS, ORDERS, CONSENTS, APPROVALS, AUTHORIZATIONS, QUALIFICATIONS AND ORDERS OF GOVERNMENTAL ENTITIES AND PARTIES TO CONTRACTS WITH THE COMPANY AND THE COMPANY SUBSIDIARIES AS ARE NECESSARY FOR THE CONSUMMATION OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

6.6.2.    FURTHER ACTION.  IN CASE AT ANY TIME AFTER THE EFFECTIVE TIME ANY

FURTHER ACTION IS NECESSARY OR DESIRABLE TO CARRY OUT THE PURPOSES OF THIS AGREEMENT, THE PROPER OFFICERS AND DIRECTORS OF EACH PARTY TO THIS AGREEMENT SHALL USE THEIR REASONABLE BEST EFFORTS TO TAKE ALL SUCH ACTION.

     6.7. Public Announcements.  COLA and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law, regulation or any listing agreement or arrangement to which the Company or COLA is a party with a national securities exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     6.8. Conveyance Taxes.  COLA and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.


     6.9  Financing.  COLA shall use reasonable efforts to accept and close the

Financing on terms consistent with the Commitment or such other terms as shall be satisfactory to COLA or as are not more onerous to COLA than as set forth in the Commitment, and to execute and deliver definitive agreements with respect to the Financing (the "Definitive Financing Agreements"). COLA shall use reasonable efforts to satisfy all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.


     6.10.     Special Committee.  Until the earlier of the Effective Time or the termination of this Agreement, (a) any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of COLA, any consent or approval of the Company contemplated hereby, any extension of the Effective Time as contemplated by the last sentence of Article 2.2, any waiver of any of the Company's rights hereunder, any amendment to the Company's Restated Certificate of Incorporation or By-laws or any action taken by the Company that adversely affects the interest of the stockholders of the Company (other than the COLA Stockholders) with respect to the transactions contemplated hereby, will require the concurrence of the Special Committee, and (b) the Special Committee shall be authorized to take all actions on behalf of the Company hereunder, except to the extent prohibited by the DGCL. COLA agrees on behalf of itself and its Affiliates and Associates that, until the earlier of the Effective Time or the termination of this Agreement, it will not take any action to change the composition or authority of the Special Committee without the prior approval of a majority of the persons then serving as members of the Special Committee.

     6.11 Action by COLA.  Prior to the earlier of the Effective Time or the termination of this Agreement, COLA shall retain ownership of all Shares of Common Stock owned by it as of the date of this Agreement and all Shares contributed to it in accordance with the letter agreement attached as Exhibit E hereto and shall not distribute, sell, pledge or otherwise transfer such Shares to any person.


                                  ARTICLE VII
                               CLOSING CONDITIONS

     7.1. Conditions to Obligations of Each Party to Effect the Merger.  The

respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          7.1.1.    Company Stockholder Approval.  The Company Stockholder

Approval shall have been obtained.

          7.1.2.    COLA Stockholder Approval.  Approval of this Agreement by

the stockholders of COLA shall have been obtained.

          7.1.3.    No Order.  No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

     7.2. Additional Conditions to Obligations of COLA.  The obligation of COLA to effect the Merger is also subject to satisfaction or waiver of the following conditions:

          7.2.1.    Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct and each of the representations and warranties of the Company contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except (a) for changes specifically permitted by this Agreement and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

          7.2.2.    Agreement and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          7.2.3.    Performance Shares.  The Company shall have issued all

shares of Common Stock earned by employees of the Company and Company Subsidiaries pursuant to the terms of the Company's 1998 Long-Term Incentive Plan.

          7.2.4.    Financing.  COLA shall have obtained the Financing, and the proceeds of such Financing shall have been received by or made immediately available to COLA at or immediately prior to the Closing.

          7.2.5.    Dissenting Shares.  As of the Effective Time, Dissenting

Shares shall aggregate no more than five percent (5 %) of the then outstanding Shares.
          7.2.6.    Officer's Certificate.  COLA shall have received a

certificate of an appropriate officer of the Company to the effect that the conditions set forth in this Article 7.2 have been satisfied at the Effective Time.

     7.3. Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

          7.3.1.    Representations and Warranties. Each of the representations and warranties of COLA contained in this Agreement that are qualified by materiality shall be true and correct and each of the representations and warranties of COLA contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except (a) for changes specifically permitted by this Agreement and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

          7.3.2.    Agreement and Covenants.  COLA shall have performed or

complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          7.3.3.    Officer's Certificate.  The Company shall have received a

certificate of an appropriate officer of COLA to the effect that the conditions set forth in this Article 7.3 have been satisfied at the Effective Time.

     7.4  Frustration of Conditions.  No party hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the transactions contemplated by this Agreement.


                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

     8.1. Termination.  This Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated as follows (each a "Termination"):


     (a)  by mutual written consent of the Company and COLA;

     (b)  by COLA or the Company at any time prior to the Effective Time:

          (i) if there shall be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used all reasonable best efforts to remove such judgment, injunction, order, decree or ruling); or

          (ii) upon a vote at a duly held meeting, or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law.

     (c) by the Company at any time prior to the receipt of Company Stockholder Approval, if the Company shall have received after the date of this Agreement but prior to the date of Company Stockholder Approval an Acquisition Proposal from a third party that was not initiated, solicited or knowingly encouraged by the Company or any Company Subsidiary in violation of this Agreement if:

          (i) the Special Committee, after consultation with and receipt of written advice from the Financial Advisor or another nationally recognized investment banking firm, determines in good faith in the exercise of its fiduciary obligations under applicable law that the Acquisition Proposal is more favorable to the Company and its stockholders (other than COLA and holders of the Excluded Shares) than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of this Agreement proposed in writing by COLA in response to such Acquisition Proposal); provided, that in making such determination, the Special Committee shall consider, among other factors and without limitation, whether or not the Acquisition Proposal is subject to any material contingency to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals, and whether the Acquisition Proposal is reasonably likely to be consummated and is in the best interests of the stockholders of the Company; and

          (ii) the Special Committee, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Special Committee to comply with its fiduciary obligations under applicable law.

     (d) by COLA at any time prior to the Effective Time if the Board of Directors, based upon the recommendation of the Special Committee, (i) withdraws or modifies in a manner adverse to COLA the Board of Director's favorable recommendation of the transactions contemplated hereby or (ii) shall have recommended any Acquisition Proposal;

     (e) by COLA at any time prior to the Effective Time, if the Company shall be in material breach of its obligations hereunder (except for a breach of its representations or warranties or a breach that was not the result of the action or inaction of the Special Committee) and such breach is not cured within five Business Days after notice thereof is received by the Company; provided that COLA is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

     (f) by the Company at any time prior to the Effective Time, if COLA shall be in material breach of its obligations hereunder (including a material breach of its representations or warranties) and such breach is not cured within five Business Days after notice thereof is received by COLA; provided that the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     8.2. Effect of Termination and Abandonment.  Except as provided in Article

8.3, in the event of the termination of this Agreement pursuant to Article 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     8.3. FEES AND EXPENSES.  IN THE EVENT THAT THIS AGREEMENT SHALL HAVE BEEN

TERMINATED BY THE COMPANY PURSUANT TO ARTICLE 8.1(C) OR BY COLA PURSUANT TO
ARTICLE 8.1(D) OR 8.1(E) THE COMPANY SHALL PAY COLA'S TRANSACTION EXPENSES (AS DEFINED BELOW) PLUS A TERMINATION FEE OF $500,000 WITHIN SIXTY DAYS AFTER TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT NO FEES OR EXPENSES SHALL

BE PAID TO COLA UPON ANY TERMINATION PURSUANT TO ARTICLE 8.1(E) IF THE BREACH GIVING RISE TO THE RIGHT OF TERMINATION WAS NOT THE RESULT OF THE ACTION OR INACTION OF THE SPECIAL COMMITTEE. "TRANSACTION EXPENSES" SHALL MEAN AN AMOUNT,

NOT TO EXCEED $200,000, EQUAL TO COLA'S ACTUAL OUT-OF-POCKET EXPENSES DIRECTLY ATTRIBUTABLE TO THE PROPOSED ACQUISITION OF THE COMPANY (INCLUDING NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND REASONABLE ATTORNEYS' FEES AND EXPENSES) AND THE ATTEMPTED FINANCING AND COMPLETION OF THE MERGER.

     8.4. AMENDMENT.  BEFORE OR AFTER ADOPTION OF THIS AGREEMENT BY THE

STOCKHOLDERS OF THE COMPANY, THIS AGREEMENT MAY BE AMENDED BY THE PARTIES HERETO AT ANY TIME PRIOR TO THE EFFECTIVE TIME; PROVIDED, HOWEVER, THAT (A) ANY SUCH AMENDMENT SHALL, ON BEHALF OF THE COMPANY, HAVE BEEN APPROVED BY THE SPECIAL COMMITTEE AND (B) AFTER ADOPTION OF THIS AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY, NO AMENDMENT WHICH UNDER APPLICABLE LAW MAY NOT BE MADE WITHOUT THE APPROVAL OF THE STOCKHOLDERS OF THE COMPANY MAY BE MADE WITHOUT SUCH APPROVAL. ANY AMENDMENT PURSUANT TO THIS ARTICLE SHALL BE MADE BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

     8.5. Extension; Waiver.  Subject to Article 6.10 hereof, at any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1. Nonsurvival of Representations and Warranties.  None of the

representations and warranties in this Agreement shall survive the Closing. This Article 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplated performance after such time and date, including without limitation Article 6.5.


     9.2. Definitions.  For purposes of this Agreement:


     (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; and

     (b) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     9.3. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):
     If to the Company:

     TransFinancial Holdings, Inc.
     8245 Nieman Road, Suite 100
     Lenexa, KS  66214
     Attn:  Mr. Harold Hill
     Fax:  (913) 859-0011

     With  copies to:

     Mr. Harold Hill
     Route 3, Box 268
     Gravois Mills, MO 65037
     Fax:  (573) 372-5071


     Mr. Kent E. Whittaker, Esq.
     Morrison & Hecker L.L.P.
     2600 Grand Avenue
     Kansas City, MO  64108
     Fax:  (816) 474-4208

     If to COLA:

     COLA Acquisitions, Inc.
     8245 Nieman Road, Suite 100
     Lenexa, KS  66214
     Attn:  Mr. Timothy P. O'Neil
     Fax:  (913) 859-0011

     With a copy to:

     Mr. Jeffrey T. Haughey, Esq.
     Blackwell Sanders Peper Martin LLP
     2300 Main Street, Suite 1000
     Kansas City, MO  64108
     Fax:  (816) 983-9146

     9.4. Assignment; Binding Effect.  This Agreement shall not be assigned, by operation of law or otherwise, and any purported assignment shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Articles 6.5, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.5. Entire Agreement.  This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     9.6. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws rules thereof.

     9.7. Fee and Expenses.  Except as provided in Article 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by the party incurring such costs and expenses. The expenses of filing, printing and mailing the Proxy Statement shall be borne by the Company. The expenses of filing the Schedule 13E-3 shall be borne by COLA.

     9.8. Headings.  Headings of the Articles and Articles of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10.     Specific  Performance.  The parties hereto each acknowledge that,

in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.


     9.11.     Interpretation.  Words of the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.
     9.12.     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.





     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                   COMPANY:

                                   TRANSFINANCIAL HOLDINGS, INC.



                                   By:  /s/ Harold C. Hall, Jr.
                                   Name:  Harold C. Hall, Jr.
                                   Title:    Chairman - Special Committee of
                                        Independent Directors



                                   COLA:

                                   COLA ACQUISITIONS, INC.



                                   By:  /s/ Timothy P. O'Neil
                                   Name:  Timothy P. O'Neil
                                   Title:  President
                                                                       EXHIBIT E
                         October 19, 1999


TransFinancial Holdings, Inc.
8245 Nieman Road, Suite 100
Lenexa, KS  66214
Attn:  Harold Hill

     RE:  Agreement and Plan of Merger dated October 19, 1999

Dear Mr. Hill:

     In connection with the Agreement and Plan of Merger dated October 19, 1999 (the "Agreement") by and between COLA Acquisitions, Inc. ("COLA") and TransFinancial Holdings, Inc. ("TransFinancial"), the undersigned parties agree as follows:

     1. Roy R. Laborde agrees to contribute a total of 154,650 shares of common stock of TransFinancial to COLA on or before November 30, 1999.

     2. Timothy P. O'Neil, Roy R. Laborde, William D. Cox and COLA each agree to cause all shares of common stock of TransFinancial held by them or by COLA, other than Excluded Shares (as defined in the Agreement), to be voted in favor of the Agreement and the Merger at the special meeting of stockholders that is to be called to consider and approve the same.

     The Special Committee of the Board of Directors of TransFinancial is entitled to rely on the agreements contained herein.

                              COLA Acquisitions, Inc.
                              By:   /s/ Timothy P. O'Neil
                              Name:  Timothy P. O'Neil
                              Title:  President


                              /s/ Timothy P. O'Neil
                              Timothy P. O'Neil


                              /s/ Roy R. Laborde
                              Roy R. Laborde


                              /s/ William D. Cox`
                              William D. Cox